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                                  EXHIBIT 99.2

PRESS RELEASE, ISSUED OCTOBER 15, 1996 ANNOUNCING 3-FOR-2 SPLIT OF COMMON STOCK




FOR IMMEDIATE RELEASE        Contact:       Angela Webber
                                            Guilford Pharmaceuticals Inc.
                                            (410) 631-6449

                                            Brad Miles (media)
                                            Jonathan Fassberg (investor)
                                            Ted Klein & Company/The Trout Group
                                            (212) 477-9007


             GUILFORD PHARMACEUTICALS DECLARES 3-FOR-2 STOCK SPLIT

Baltimore, MD, October 15, 1996 -- The Board of Directors of Guilford Pharmaceuticals Inc. (NASDAQ: GLFD) declared a 3-for-2 stock split payable by way of a stock dividend.

Shareholders of record of the Company's common stock on October 28, 1996 will receive one additional share of common stock for each two shares of Guilford common stock held on November 12, 1996. Fractional shares will be rounded up to the nearest whole share as part of the stock split. Following the stock split Guilford will have outstanding approximately 14 million shares of common stock.

"Since founding the Company, we have been careful to limit the issuance of stock in order to minimize dilution to our shareholders," said Craig R. Smith, M.D., President and Chief Executive Officer. "With FDA marketing clearance last month for our first product, GLIADEL(R) Wafer, we feel it would be in the best interests of the Company and its stockholders to increase the number of common shares outstanding in order to facilitate wider distribution of our stock," continued Dr. Smith.

Guilford Pharmaceuticals Inc. is a biopharmaceutical company engaged in the development of polymer-based therapeutics for brain and other cancers, and novel products for the diagnosis and treatment of neurological diseases, including Parkinson's disease, Alzheimer's disease, stroke, head trauma, spinal cord injuries, multiple sclerosis, peripheral neuropathies, and cocaine addiction.

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